UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2012

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive, Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In November 2008, Infinity Pharmaceuticals, Inc. (the “Company”) entered into a strategic alliance with Mundipharma International Corporation Limited (“Mundipharma”) and Purdue Pharmaceutical Products L.P. (“Purdue”) to develop and commercialize pharmaceutical products. The alliance is governed by strategic alliance agreements that the Company entered into with each of Mundipharma and Purdue. The agreement with Purdue is focused on the development and U.S. commercialization of products targeting fatty acid amide hydrolase (“FAAH”). The agreement with Mundipharma is focused on the development and commercialization outside of the United States of all products and product candidates covered by the alliance, including those targeting FAAH. The alliance currently includes product candidates that inhibit or target the Hedgehog pathway, FAAH, phosphoinositide-3-kinases, and product candidates arising out of the Company’s early discovery projects in all disease fields that are conducted during a prescribed “discovery period” that runs through December 31, 2013. The Company’s Hsp90 program is expressly excluded from the alliance.

The Company reported in a press release on June 18, 2012 that it had discontinued all Company-sponsored Phase 2 clinical trials evaluating saridegib. According to Mundipharma, based on such discontinuance and Mundipharma’s recent evaluation of the relevance of the Company’s remaining development programs to Mundipharma’s business, Mundipharma made a request to the management of the Company that the Company agree to delay the due date for payment by Mundipharma of the 2012 third quarter invoice for research and development funding, in the amount of $27.5 million, until July 16, 2012, while the parties enter into formal discussions with respect to potentially restructuring the Collaboration Agreement. The Company agreed to the foregoing request to delay the due date and intends to initiate discussions with Mundipharma promptly to explore mutually beneficial changes, which may result in material changes to the Collaboration Agreement.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: July 2, 2012	By:	/s/ Adelene Q. Perkins
Adelene Q. Perkins
President & Chief Executive Officer